Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-8 of our report dated September 9, 2004 relating to the consolidated financial statements for the year ended June 30, 2004 of Adherex Technologies Inc., which appears in Adherex Technologies Inc.’s Registration Statement on Form 20-F filed with the SEC on November 5, 2004.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

January 26, 2005